FIRST AMENDMENT TO LEASE

This First Amendment to Lease ("Amendment"), dated the day of November, 1996, amends the Lease dated as of June 1, 1994 ("Lease") between Transamerica Occidental Life Insurance Company ("Landlord") and Maxicare Health Plans, Inc. ("Tenant") who hereby agree as follows:

1.	Defined Terms. All terms not defined herein to the contrary
shall have the same meaning as the defined terms under the Lease.

2.	Lease Remains in Effect.  Except as modified by this
Amendment, the Lease remains in full force and effect.

3.	Base Year.  Effective January 1, 1997, the Base Year for
computing Operating Expenses under the Lease shall be the calendar year 1996 ("Base Year") and Tenant shall pay Tenant's PERCENTAGE SHARE (currently 6.85%) of all increases in Operating Expenses, computed in accordance with the Lease, over the Operating Expenses, computed in accordance with the Lease, attributable to the Base Year. Provided, however, in computing the Management Fee component of Operating Expenses, the Management Fee for the Base Year shall be equal to the Management Fee charged in the calendar year 1997.

4.	Rent Credit.  Tenant shall receive a credit against rents past due and owing under the Lease in the amount of $69,457.86. Landlord and Tenant agree that the rent including Percentage Rent for the month of December 1996 is $94,746.67. Landlord and Tenant agree that as of January-y 1, 1997, Landlord shall have no claim against Tenant, and Tenant shall have no claim against Landlord, for Operating Expenses overcharges or undercharges attributable to the period of time commencing June 1, 1994 and ending on December 31, 1996.

5.	Confidentiality. The Lease and the terms of the Lease, as amended by this Amendment, and the covenants, obligations and conditions contained there 4 n shall remain strictly confidential and therefore Landlord and Tenant agree to use reasonable efforts to keep such terms, covenants, obligations and conditions contained strictly confidential and, except for disclosing the fact of a renewal, not to disclose such matters to any other tenant, broker or entity, except hat the Landlord may disclose information related to determinations of market rent in connection with other leases and may disclose all terms and conditions of the Lease to prospective and current lenders and to prospective purchasers and Landlord and Tenant may disclose such information in connection with any dispute pertaining to this Lease.
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EXECUTED in Los Angeles, California, as of November 1996.

Tenant:

MAXICARE HEALTH-PLANS, INC, a Delaware
Corporation

By:   /s/ George Batchelor
Name:
Title:

Landlord:

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California corporation

By:       /s/ Paul Wintermute
Name:         Paul Wintermute
Title:       Investment Officer